Camber Energy, Inc. 10-K

Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statements of Camber Energy, Inc. on Form S-8 (File No. 333-166257, 333-179220, 333-195959, 333-210732 and 333-217014) of our report dated June 29, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Camber Energy, Inc. as of March 31, 2020 and 2019 and the years ended March 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Camber Energy, Inc. for the year ended March 31, 2020.

/s/ Marcum LLP

Marcum LLP
Houston, Texas
June 29, 2020